Exhibit 5.1

OPINION OF WACHTELL, LIPTON, ROSEN & KATZ

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 15, 2013

To:	Leap Wireless International, Inc.
5887 Copley Drive San Diego, California 92111

RE:	Registration Statement on Form S-8; 300,000 Shares of Common Stock, $.0001 par value

Ladies and Gentleman:

We have acted as special counsel to Leap Wireless International, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 300,000 shares (the “Shares”) of common stock, $.0001 par value, of the Company, pursuant to the 2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc., as amended (the “Plan”). The Shares are included in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2013 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares (in the form of the specimen certificate incorporated by reference as an exhibit to the Company’s most recent Annual Report on Form 10-K) have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor, which payment shall not be less than the par value of the shares, in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and exercised in accordance with the requirements of law, such corporate action and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz